Exhibit 5.3

Bank of America Plaza 813.229.7600 101 East Kennedy Boulevard 813.229.1660 fax Suite 2800 Tampa, Florida 33602 www.slk-law.com

JULIO C. ESQUIVEL

813.227.2325

JESQUIVEL@SLK-LAW.COM

May 24, 2011

Quality Distribution, LLC

QD Capital Corporation

4041 Park Oaks Boulevard, Suite 200

Tampa, FL 33610

Re:	Exchange Offer by Quality Distribution, LLC and QD Capital Corporation

Ladies and Gentlemen:

At your request, we are delivering this opinion in connection with the Registration Statement on Form S-4, file number 333-173556 (such registration statement, as amended and as supplemented following the date hereof, the “Registration Statement”), of Quality Distribution, LLC, a Delaware limited liability company, and QD Capital Corporation, a Delaware corporation (together, the “Issuers”), in connection with their offer to exchange (the “Exchange Offer”) the Existing Notes for the Exchange Notes, which will be guaranteed by, among others, Quality Distribution, Inc., QD Risk Services, Inc., and Mexico Investments, Inc., each a Florida corporation (the “Florida Guarantors”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

We have acted as counsel to the Florida Guarantors in connection with the above transaction. In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of those documents identified on Exhibit A attached hereto, the Indenture dated as of November 3, 2010 (the “Indenture”) (including the guarantees of the Florida Guarantors set forth therein (the “Guarantees”)) among the Issuers, the Florida Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and certain other persons, and such other certificates, statutes and other instruments and documents as we have deemed appropriate for purposes of the opinions set forth herein. We have assumed that all signatures not witnessed by us are genuine; all documents submitted to us as originals are authentic; all documents submitted to us as certified or photographic copies conform to the authentic original documents; and all natural persons executing the Indenture had the legal capacity to do so.

Based upon the foregoing, and in reliance thereon, and subject in all respects to the assumptions, exceptions, qualifications and limitations herein set forth, we are of the opinion that:

(1)	Each of the Florida Guarantors has been duly incorporated under the Florida Business Corporation Act (“FBCA”) (or prior law), has paid all fees due to the Department of State through December 31, 2011, filed its most recent annual report on April 21, 2011, and its status is active.

C H A R L O T T E     •    C O L U M B U S     •    S A R A S O T A     •    T A M P A     •    T O L E D O

Quality Distribution, LLC

QD Capital Corporation

May 24, 2011

(2)	Each of the Florida Guarantors has the corporate power and authority to execute and deliver the Indenture and perform the terms and provisions of its Guarantee, and each has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the performance by it of its Guarantee under the Indenture.

(3)	Each of the Florida Guarantors has duly executed and delivered the Indenture.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision which might be determined to be usurious or to permit, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, and (j) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures and the Exchange Notes have been duly authorized, executed and delivered by the parties thereto other than the Florida Guarantors and (b) that the Indentures and the Exchange Notes constitute legally valid and binding obligations of the parties thereto other than the Florida Guarantors, enforceable against each of them in accordance with their respective terms. We have also assumed that the Registration Statement will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement

This opinion is governed by and limited to the federal law of the United States of America and the law of the State of Florida. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority.

Quality Distribution, LLC

QD Capital Corporation

May 24, 2011

This opinion may be relied upon by your counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP, in connection with its opinion that is filed as an exhibit to the Registration Statement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

This opinion letter is limited to matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to revise or supplement our opinions in the event that, after such time as the Registration Statement is declared effective, facts and circumstances come to our attention or changes in the law occur that could affect such opinions.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP

/s/ Julio C. Esquivel

Julio C. Esquivel

Quality Distribution, LLC

QD Capital Corporation

May 24, 2011

EXHIBIT A

CORPORATE DOCUMENTS

1.	Amended and Restated Articles of Incorporation of Quality Distribution, Inc., filed with the Florida Secretary of State on Nov. 4, 2003; Articles of Amendment to Articles of Incorporation, filed with the Florida Secretary of State on June 28, 2005; Articles of Amendment to Articles of Incorporation, filed with the Florida Secretary of State on May 28, 2010.

2.	Amended and Restated By-Laws of Quality Distribution, Inc. (as amended as of June 28, 2005).

3.	Florida Certificate of Status of Quality Distribution, Inc. dated as of May 4, 2011.

4.	Quality Distribution, Inc. Written Consent of the Board of Directors in Lieu of a Meeting dated November 1, 2010.

5.	Articles of Incorporation of Mexico Investments, Inc., filed with the Florida Secretary of State on Sept. 19, 1996.

6.	Bylaws of Mexico Investments, Inc.

7.	Florida Certificate of Status of Mexico Investments, Inc., dated as of May 4, 2011.

8.	Mexico Investments, Inc. Written Consent of the Board of Directors in Lieu of Meeting dated November 1, 2010.

9.	Articles of Incorporation of QD Risk Services, Inc., filed with the Florida Secretary of State on April 10, 2009.

10.	Bylaws of QD Risk Services, Inc.

11.	Florida Certificate of Status of QD Risk Services, Inc., dated as of May 4, 2011.

12.	QD Risk Services, Inc. Written Consent of the Board of Directors in Lieu of Meeting dated November 1, 2010.

13.	Officer’s Certificate, dated May 24, 2011, attached hereto as Annex A.